Exhibit 99.1
OraLabs Holding Corp. Receives Notice From NASDAQ

    ENGLEWOOD, Colo.--(BUSINESS WIRE)--March 24, 2003--OraLabs Holding Corp. (NASDAQ SmallCap Market(TM):OLAB) announced today that on March 18, 2003, OraLabs Holding Corp. (the "Company") received a letter from The NASDAQ Stock Market, Inc. ("NASDAQ") notifying the Company that for the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000.00 as required for continued inclusion by Marketplace Rule 4310(c)7 (the "Rule").
    In accordance with Marketplace Rule 4310(c)(8)(B), the Company is provided with 90 calendar days, or until June 16, 2003, to regain compliance. If, at any time before June 16, 2003, the MVPHS of the Company's common stock is $1,000,000.00 or more for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that the Company complies with the Rule (although under certain circumstances, the NASDAQ Staff may require that the MVPHS equals $1,000,000.00 or greater for more than 10 consecutive trading days before determining that the Company complies). If compliance with the Rule cannot be demonstrated by June 16, 2003, NASDAQ will provide written notification that the Company's securities will be de-listed, and at that time, the Company may appeal the determination to a Listing Qualification Panel. There can be no assurance that such an appeal would be successful. The Company previously received a similar letter on October 15, 2002, but regained compliance with the rule on November 12, 2002.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Essential Lip Moisturizer(TM), and private label brands of lip balm. The product line includes breath drops, breath sprays, sour drops and sprays, lip balms and a variety of private label products. The Company's products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various airlines.
    The Company's dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM), and Cheat & Lean(TM).

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs, Inc.
             Gary Schlatter, 303/783-9499
             gschlatter@oralabs.com